SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

LEXINGTON REALTY TRUST
(Name of Registrant as Specified In Its Organizational Documents)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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4)	Proposed maximum aggregate value of transaction:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS, TRUSTEES AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 1 ELECTION OF TRUSTEES
MANAGEMENT AND CORPORATE GOVERNANCE
COMPENSATION OF EXECUTIVE OFFICERS
PROPOSAL NO. 2
OTHER MATTERS

LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2008

To the Shareholders of
Lexington Realty Trust:

The 2008 Annual Meeting of Shareholders of Lexington Realty Trust will be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 on Tuesday, May 20, 2008, at 10:00 a.m., Eastern time, for the following purposes:

(1) to elect 10 trustees to serve until the 2009 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors are elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3) to transact such other business as may properly come before the 2008 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only holders (“Shareholders”) of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Trustees,

/s/  Paul R. Wood

PAUL R. WOOD
Vice President, Chief Accounting Officer and
Secretary

New York, New York
April 18, 2008

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING. The proxy may be revoked by you at any time by written notice to the Company prior to its exercise. Giving your proxy will not affect your right to vote in person if you attend the meeting and affirmatively indicate your intention to vote at such meeting.

LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2008

QUESTIONS AND ANSWERS

Why did I receive this proxy?

The Board of Trustees of Lexington Realty Trust is soliciting proxies to be voted at the 2008 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 20, 2008, at 10:00 a.m. Eastern time at the New York offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend our Annual Meeting in person in order to vote.

All references to the “Company,” “we,” “our” and “us” in this proxy statement mean Lexington Realty Trust. All references to “Shareholder” and “you” refer to a holder of the beneficial interests designated as common shares, par value $0.0001 per share, of the Company, which we refer to as common shares or shares, as of the close of business on Monday, March 24, 2008, which we refer to as the Record Date.

When was this proxy statement mailed?

This proxy statement, the enclosed proxy card, the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, that contains financial statements audited by KPMG LLP, our independent registered public accounting firm, and their reports thereon dated February 28, 2008, were mailed to Shareholders beginning on or about April 18, 2008. Except as specifically incorporated herein by reference, the Annual Report is not part of the proxy solicitation material.

Who is entitled to vote?

All Shareholders as of the close of business on the Record Date (Monday, March 24, 2008) are entitled to vote at the Annual Meeting.

In addition to Shareholders, NKT Advisors, LLC, which we refer to as NKT Advisors, as the holder of the only outstanding share of our special voting preferred stock, par value $0.0001 per share, which we refer to as the Special Voting Preferred Stock, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponements thereof.

In connection with our merger with Newkirk Realty Trust, Inc., which we refer to as Newkirk, we issued to NKT Advisors, the former external adviser to Newkirk, one share of Special Voting Preferred Stock entitling NKT Advisors to vote on all matters for which Shareholders are entitled to vote. NKT Advisors is an affiliate of Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions. The number of votes that NKT Advisors is entitled to cast with respect to the Special Voting Preferred Stock is equal to the number of units of limited partnership interest, or MLP Units, in The Lexington Master Limited Partnership, which we refer to as the MLP, one of our operating partnerships, outstanding immediately following Newkirk’s initial public offering (on a post 0.80 reverse unit split in connection with the merger), less the number of such MLP Units redeemed or held by us, which we refer to as the Voting MLP Units. At March 24, 2008, the number of votes that NKT Advisors is entitled to cast on account of the Special Voting Preferred Stock is 34,176,824.

NKT Advisors has agreed to cast its votes in respect of the Special Voting Preferred Stock in proportion to the votes it receives from holders of the Voting MLP Units, subject to the following limitations. First, Vornado Realty Trust (NYSE: VNO) and its affiliates, which we refer to as Vornado, do not have the right to vote for board members at all times when any affiliate of Vornado is serving or standing for election as a board member, which is the case at the Annual Meeting due to the fact that trustee-nominee Clifford Broser is an affiliate of Vornado. In addition, at all other times, Vornado’s right to vote in the election of trustees will be limited to the number of Voting MLP Units that it owns not to exceed 9.9% of our outstanding common shares on a fully diluted basis (as of March 24, 2008, 9,457,923 Voting MLP Units). NKT Advisors will be entitled to vote in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited. Accordingly, NKT Advisors will be able to vote 8,149,594 Voting MLP Units, the number of Voting MLP Units held by Vornado and its affiliates, for Proposal No. 1 (Election of Trustees), in its sole discretion. Simultaneous with the mailing of this proxy statement to Shareholders, NKT Advisors is mailing a copy of this proxy statement to holders of Voting MLP Units, together with a form on which holders of Voting MLP Units can indicate their preference on the matters set forth in this proxy statement. We have agreed to pay for the costs associated with the mailing.

There was no other class of voting securities outstanding at the Record Date other than common shares and Special Voting Preferred Stock.

What is the quorum for the Annual Meeting?

In order for any business to be conducted, the holders of a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when a broker or nominee has not received voting instructions from the beneficial owner on a “non-routine” matter, as defined by the New York Stock Exchange) will be counted as present. As there are no “non-routine” matters to be presented at the Annual Meeting, there will not be any broker non-votes. As of the Record Date, 61,357,749 common shares and 34,176,824 Voting MLP Units were issued and outstanding for a total of 95,534,573 votes entitled to be cast.

How many votes do I have?

Each common share outstanding on the Record Date is entitled to one vote on each item submitted for consideration. If a Shareholder is a participant in our Dividend Reinvestment Plan with BNY Mellon Shareowner Services, the proxy card enclosed herewith represents shares in the participant’s account, as well as shares held of record in the participant’s name as part of such plan.

How do I vote?

By Mail:	Vote, sign, date your proxy card and mail it in the postage-paid envelope.
In Person:	Vote at the Annual Meeting.
By Telephone:	Call toll-free 1-866-540-5760 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.
Via Internet:	Log on to www.proxyvoting.com/lxp and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

You will be voting on the following proposals:

(1) to elect 10 trustees to serve until the 2009 Annual Meeting or their earlier resignation or removal and until their respective successors are elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3) to transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business on the agenda?

The Board of Trustees is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Patrick Carroll and Paul R. Wood with respect to any other matters that might be brought before the meeting.

How many votes are required to act on the proposals?

Assuming a quorum is present at the Annual Meeting, (i) the affirmative vote of the holders of a plurality of the common shares cast at the Annual Meeting will be sufficient to elect each candidate for election as a trustee, and (ii) the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting will be sufficient to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Therefore, withholding votes as to the election of trustees will not affect the election of the candidates receiving a plurality of the votes cast. If you abstain or withhold votes or your shares are treated as broker non-votes, your abstention, withheld vote or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the election of trustees or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

What happens if I authorize my proxy without voting on all proposals?

When you return a properly executed proxy card or authorize your proxy telephonically or by Internet, we will vote the shares that the proxy card or authorization represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy in favor of (FOR) Proposals No. 1 and/or No. 2, as the case may be.

What if I want to change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by:

(i) delivering written notice of revocation to our Secretary, Paul R. Wood, at c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015;

(ii) submitting to us a duly executed proxy card bearing a later date;

(iii) authorizing a proxy via the Internet or by telephone at a later date; or

(iv) appearing at the Annual Meeting and voting in person;

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by Paul R. Wood, our Secretary, at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern time, on May 19, 2008.

Attendance at our Annual Meeting will not constitute a revocation of a proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to Shareholders at our request. In addition to the solicitation of proxies by use of the mails, our trustees, officers and regular employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We have retained BNY Mellon Shareowner Services, an outside proxy solicitation firm, in connection with the Annual Meeting. We reserve the right to engage additional solicitors and pay compensation to them for the solicitation of proxies.

Who has paid for this proxy solicitation?

We will bear the cost of preparing, printing, assembling and mailing the proxy card, proxy statement and other materials that may be sent to Shareholders in connection with this solicitation. We will pay $7,000 for the services of BNY Mellon Shareowner Services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

How do I submit a proposal for the 2009 Annual Meeting of Shareholders?

In order to be eligible for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our principal executive office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Paul R. Wood, Secretary, no later than December 21, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

In addition, if you desire to bring business (including trustee nominations) before the 2009 Annual Meeting of Shareholders, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no later than December 21, 2008. For additional requirements, Shareholders should refer to our bylaws, a current copy of which may be obtained from our Secretary.

Our Board of Trustees will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2009 Annual Meeting of Shareholders. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before 60 days prior to the 2009 Annual Meeting of Shareholders, and also retain such authority under certain other circumstances.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I receive future proxy materials electronically?

If you are a Shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. To do so, please log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. You will need to refer to your account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.

If you are not a Shareholder of record, please contact your broker.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.lxp.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees and reports that we file and furnish with the Securities and Exchange Commission, which we refer to as the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines and charters of board committees also may be obtained by written request addressed to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2008 — This proxy statement and the Annual Report to Shareholders are available at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103128&GKP=202728.

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS, TRUSTEES
AND EXECUTIVE OFFICERS

The following table indicates, as of March 24, 2008, (a) the number of common shares beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares, and (b) the percentage such shares represent of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table.

	Beneficial Ownership of	Percentage of
Name of Beneficial Owner	Shares(1)	Class(2)

Apollo Real Estate Advisors III, L.P.(3)	18,687,236	23.3%
Vornado Realty Trust(4)	8,149,594	11.7%
Barclays Global Investors (Deutschland) AG(5)	4,786,072	7.2%
The Vanguard Group, Inc.(6)	3,877,757	6.2%

(1)	For purposes of this table, a person is deemed to beneficially own any shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, MLP Units) owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner.

(3)	Based on information contained in a Form 4 filed with the SEC on March 13, 2007. According to such Form 4, AP LXP Holdings LLC owns 18,687,236 MLP Units. AP LXP Holdings LLC is wholly owned by Apollo Real Estate Investment Fund III, L.P., the general partner of which is Apollo Real Estate Advisors III, L.P., the general partner of which is Apollo Real Estate Capital Advisors III, Inc. (all located at Two Manhattanville Road, Suite 203, Purchase, New York 10577). MLP Units are presently redeemable for cash or, at the Company’s option, common shares on a one-for-one basis. There is no expiration date on the redemption of MLP Units.

(4)	Based on information contained in a Form 3 filed with the SEC on January 10, 2007. According to such Form 3, Vornado Realty Trust’s wholly-owned subsidiaries, Vornado Realty L.P., Vornado Newkirk LLC and VNK L.L.C. own 6,129,580.9, 1,188,932.1 and 831,080.9 MLP Units, respectively. Vornado Realty Trust is located at 888 Seventh Avenue, New York, New York 10119 and Vornado Realty L.P. is located at 210 Route 4 East, Paramus, New Jersey 07652. MLP Units are presently redeemable for cash or, at the Company’s option, common shares on a one-for-one basis. There is no expiration date on the redemption of MLP Units.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2008. According to such Schedule 13G, Barclays Global Investors (Deutschland) AG has sole dispositive power over 4,786,072 common shares, including 3,774,234 common shares over which it has sole voting power. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Uterfohring, Germany.

(6)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2008. According to such Schedule 13G/A, The Vanguard Group, Inc. has sole dispositive power over 3,877,757 common shares, including 84,201 common shares over which it has sole voting power. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

The following table indicates, as of March 24, 2008, (a) the number of common shares beneficially owned by each trustee and each executive officer, and by all trustees and executive officers as a group, and (b) the percentage such shares represent of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and executive officer listed below is c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.

	Beneficial Ownership of		Percentage of
Name of Beneficial Owner	Shares(1)		Class(2)

E. Robert Roskind	2,432,427	(3)	3.9%
Richard J. Rouse	537,753	(4)	*
T. Wilson Eglin	495,117	(5)	*
Patrick Carroll	294,676	(6)	*
Paul R. Wood	31,245	(7)	*
Clifford Broser	4,368		*
Geoffrey Dohrmann	33,632	(8)	*
Carl D. Glickman	195,876		*
James Grosfeld	20,766		*
Harold First	1,280		*
Richard Frary	12,916		*
Kevin W. Lynch	29,141	(9)	*
All trustees and executive officers as a group (12 persons)	4,089,197		6.5%

*	Represents beneficial ownership of less than 1.0%

(1)	For purposes of this table, a person is deemed to beneficially own any shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, limited partnership units redeemable into common shares) owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of all trustees and executive officers as a group).

(3)	Includes (i) 1,519,154 limited partnership units held directly by Mr. Roskind or indirectly by Mr. Roskind through his wife and entities controlled by Mr. Roskind, in Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P., each of which is one of our operating partnership subsidiaries, which are currently exchangeable, on a one-for-one basis, for common shares, (ii) 384,710 common shares held directly by Mr. Roskind, (iii) 117,768 common shares held directly by Mr. Roskind which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, (iv) 167,843 common shares held in trust in which Mr. Roskind is beneficiary, (v) 33,620 common shares owned of record by The LCP Group, L.P., an entity controlled by Mr. Roskind, which Mr. Roskind disclaims beneficial ownership of to the extent of his pecuniary interest, and (vi) 209,332 common shares held by The Roskind Family Foundation, Inc., over which Mr. Roskind shares voting and investment power. 123,102 common shares and 620,000 operating partnership units are pledged by Mr. Roskind as security for loans or are held in margin accounts.

(4)	Includes (i) 101,438 limited partnership units held by Mr. Rouse in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., which are currently exchangeable, on a one-for-one basis, for common shares, (ii) 166,925 common shares held directly by Mr. Rouse, (iii) 146,165 common shares held directly by Mr. Rouse which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iv) 123,225 common shares held in trust in which Mr. Rouse is beneficiary. 101,905 common shares and 86,402 operating partnership units are pledged by Mr. Rouse as security for loans or are held in margin accounts.

(5)	Includes (i) 160,692 common shares held directly by Mr. Eglin, (ii) 203,562 common shares held directly by Mr. Eglin which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iii) 130,863 common shares held in trust in which Mr. Eglin is beneficiary.

(6)	Includes (i) 39,926 common shares held directly by Mr. Carroll, (ii) 115,530 common shares held directly by Mr. Carroll which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iii) 139,220 common shares owned of record by Mr. Carroll’s wife, which Mr. Carroll disclaims beneficial ownership of.

(7)	Includes (i) 23,091 common shares held directly by Mr. Wood, (ii) 2,554 common shares held directly by Mr. Wood which are subject to time-based vesting requirements, and (iii) 5,600 common shares held in trust in which Mr. Wood is a beneficiary.

(8)	Held in a margin account.

(9)	Includes common shares acquired pursuant to a dividend reinvestment plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares to file initial reports of ownership and reports of changes in ownership of common shares and other equity securities with the SEC and the New York Stock Exchange. Trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us and written representations from our trustees and executive officers, we believe that during the 2007 fiscal year our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares complied with all Section 16(a) filing requirements applicable to them, except that Richard J. Rouse filed a Form 4/A on April 11, 2007 to amend a Form 4 filed on March 14, 2007. The purpose of the amendment was to correct a mathematical error in the amount of securities beneficially owned following the reported transaction.

PROPOSAL NO. 1

ELECTION OF TRUSTEES

Board of Trustees

Our Board of Trustees currently consists of 10 trustees and each of our current trustees is nominated to be elected at the Annual Meeting with respect to which this proxy statement is being distributed. Election of our trustees requires the affirmative vote of a plurality of the votes at the Annual Meeting.

Due to the departure from our Board of Trustees of Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions, our Board of Trustees determined to reduce its overall size from 11 members to 10 members.

The 10 nominees for trustee are E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin, Clifford Broser, Geoffrey Dohrmann, Carl D. Glickman, James Grosfeld, Harold First, Richard Frary and Kevin W. Lynch. Each nominee has consented to being named in this proxy statement and to serve if elected. Background information relating to the nominees for election appears below.

The enclosed proxy, if properly completed, signed, dated and returned, and any proxy properly authorized via Internet or telephone, unless withheld or a contrary vote is indicated, will be voted FOR the election of these 10 nominees. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominee as may be designated by our Board of Trustees. All trustees serve for a term of one year (or until our 2009 Annual Meeting of Shareholders or their earlier resignation or removal) and until their respective successors are elected and qualified or their earlier resignation or removal.

The following information relates to the nominees for election as our trustees:

Name	Business Experience

E. ROBERT ROSKIND Age 63	Mr. Roskind was reappointed our Chairman on March 20, 2008, after serving as our Co-Vice Chairman since December 31, 2006. Mr. Roskind previously served as our Chairman from October 1993 to December 31, 2006 and our Co-Chief Executive Officer from October 1993 to January 2003. He founded The LCP Group, L.P., a real estate advisory firm, in 1973 and has been its chairman since 1976. Mr. Roskind also serves as chairman of Crescent Hotels and Resorts, as a member of the board of directors of LCP Investment Corporation, a Japanese real estate investment trust listed on the Tokyo Stock Exchange, and as a member of the board of directors of LCP Reit Advisors, the external advisor to LCP Investment Corporation, each of which is an affiliate of the LCP Group L.P. Mr. Roskind spends approximately one third of his business time on the affairs of The LCP Group L.P. and its affiliates; however, Mr. Roskind prioritizes his business time to address our needs ahead of The LCP Group L.P.
RICHARD J. ROUSE Age 62	Mr. Rouse has served as our Vice Chairman and Chief Investment Officer since January 2003 and as one of our trustees since October 1993. He served as our President from October 1993 to April 1996, and was our Co-Chief Executive Officer from October 1993 until January 2003.
T. WILSON EGLIN Age 43	Mr. Eglin has served as our Chief Executive Officer since January 2003, our Chief Operating Officer since October 1993, our President since April 1996 and as a trustee since May 1994. He served as one of our Executive Vice Presidents from October 1993 to April 1996.
CLIFFORD BROSER Age 47	Mr. Broser has served as a trustee since December 31, 2006. Mr. Broser has been associated with Vornado, a diversified REIT, since 1989. Since 1997 Mr. Broser has been a senior vice president in Vornado’s acquisitions group where he has been responsible for real estate acquisitions and financings. Through subsidiaries, Vornado beneficially owns 11.7% of our common shares.
GEOFFREY DOHRMANN Age 57	Mr. Dohrmann has served as a trustee since August 2000. Mr. Dohrmann co-founded Institutional Real Estate, Inc., a real estate-oriented publishing and consulting company in 1987 and is currently its president and chief executive officer and a director. Mr. Dohrmann also belongs to the advisory boards for the National Real Estate Index, The Journal of Real Estate Portfolio Management and Center for Real Estate Enterprise Management. Mr. Dohrmann is also a fellow of the Homer Hoyt Institute and holds the Counselors of Real Estate (CRE) designation.

Name	Business Experience

CARL D. GLICKMAN Age 81	Mr. Glickman has served as a trustee since May 1994. Mr. Glickman has been President of The Glickman Organization, a real estate development and management firm, since 1953. Mr. Glickman is a director and a member of the audit committee and compensation committee of the board of directors of Bear Stearns Companies, Inc. and a member of the board of trustees of Cleveland State University.
JAMES GROSFELD Age 70	Mr. Grosfeld has served as a trustee since November 2003. He also serves as a director of BlackRock, Inc. He has served on the advisory board of the Federal National Mortgage Association and as director of Interstate Bakeries Corporation, Addington Resources, Ramco-Gershenson Properties Trust and BlackRock Investors. He was chairman and chief executive officer of Pulte Home Corporation from 1974 to 1990.
HAROLD FIRST Age 71	Mr. First has served as a trustee since November 26, 2007. Mr. First has been a financial consultant since 1993. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp., a privately held holding company. Mr. First has served as a director of numerous public companies and is currently a director and chairman of the audit committee of American Railcar Industries, Inc. (NASDAQ: ARII). Mr. First is also a director of WestPoint International Inc. Mr. First is a certified public accountant.
RICHARD FRARY Age 60	Mr. Frary has served as a trustee since December 31, 2006. Mr. Frary is the founding partner and majority shareholder of Tallwood Associates, Inc., a private real estate merchant banking firm. He also serves on the board of directors of Tarragon Corporation, a publicly traded real estate investment trust, and the board of trustees of Johns Hopkins University.
KEVIN W. LYNCH Age 55	Mr. Lynch has served as a trustee from May 2003 to the present and from May 1996 to May 2000. Mr. Lynch co-founded and has been a principal of The Townsend Group, a real estate consulting firm, since 1983. United States. Mr. Lynch is a member of the Pension Real Estate Association and the National Council of Real Estate Investment Fiduciaries. Since 1994, Mr. Lynch has been a director and a member of the audit committee and chairman of the corporate governance and nominating committee of the board of directors of First Industrial Realty Trust (NYSE: FR). Mr. Lynch is also currently on the advisory board for the European Institutional Real Estate Letter.

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Trustees

Our Board of Trustees held 14 meetings during the fiscal year ended December 31, 2007. Each trustee attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he served.

Our Board of Trustees has determined that a majority of our trustees are “independent” as defined by the applicable listing standards of the New York Stock Exchange.

We expect all trustees to attend each annual general meeting of shareholders, but from time to time other commitments prevent all trustees from attending each meeting. All trustees that were trustees at such time attended the most recent annual meeting of shareholders, which was held on May 22, 2007.

Trustee Independence

Our Board of Trustees has adopted the following categorical standards for independence:

•	A trustee who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company may not be deemed independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a trustee from being considered independent following that employment.

•	A trustee who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a trustee for former service as an interim Chairman, Chief Executive Officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	(A) A trustee who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a trustee who is a current employee of such a firm; (C) a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time may not be deemed independent.

•	A trustee who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.

•	A trustee who is a current employee or general partner, or whose immediate family member is a current executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other entity’s consolidated gross revenues, may not be deemed independent.

•	A trustee who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of such entity’s consolidated gross revenues or more than $1,000,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of Trustees.

For purposes of these categorical standards:

•	“affiliate” means any consolidated subsidiary of the Company and any other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

•	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended; and

•	“immediate family” means spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

Pursuant to our Corporate Governance Guidelines, our Board of Trustees, acting through the Nominating and Corporate Governance Committee, undertook its annual review of trustee independence in the first quarter of 2008. During this review, our Board of Trustees, in light of the categorical standards set forth above (which are also documented in our Corporate Governance Guidelines, which is available on our website at www.lxp.com), considered transactions and relationships between each trustee or any member of his or her immediate family and us and our subsidiaries and affiliates, including those under “Certain Relationships and Related Transactions,” below. Our Board of Trustees also considered whether there were any transactions or relationships between trustees or any member of his immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with the determination that a trustee is independent.

As a result of this review, our Board of Trustees affirmatively determined that all of the trustees nominated for election at the Annual Meeting are independent of us and our management under applicable regulations and the standards set forth in our Corporate Governance Guidelines, with the exception of Messrs. Broser, Roskind, Rouse and Eglin. Messrs. Roskind, Rouse and Eglin are not considered independent because of, among other things, their employment as executive officers of the Company. Mr. Broser is not considered independent because he is a Senior Vice President of Vornado, a party to a Letter Agreement, among us and others, which, among other things, provides for indemnification of Vornado in certain situations. See “Certain Relationships and Related Party Transactions,” below, for a description of the Letter Agreement.

Committees of our Board of Trustees

Our Board of Trustees has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee.

Audit Committee.  The Audit Committee of our Board of Trustees was established in accordance with Section 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The principal functions of the Audit Committee are described below under the heading “Report of the Audit Committee of our Board of Trustees” and are contained in a written charter, which we refer to as the Audit Committee Charter and is available on our website at www.lxp.com. The Audit Committee members are Messrs. First (Chairperson), Dohrmann and Lynch, each of whom were determined by our Board of Trustees to be “independent” as that term is used in applicable listing standards of the New York Stock Exchange. Our Board of Trustees has determined that Mr. First qualifies as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K.

On November 26, 2007, William J. Borruso resigned from our Board of Trustees and Mr. First was appointed as a member of our Board of Trustees and the Chairperson of our Audit Committee.

None of the current Audit Committee members serves on the audit committees of more than three publicly registered companies. During the fiscal year ended December 31, 2007, the Audit Committee met 13 times, including quarterly telephonic meetings with management, an internal audit consulting firm and our independent registered public accounting firm, to discuss matters concerning, among other matters, financial accounting matters, the audit of our consolidated financial statements for the year ended December 31, 2007, and the adequacy of our internal controls over financial reporting.

Management is responsible for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, auditing our internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee Charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of independent registered public accounting firms,

•	reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,

•	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Company’s internal accounting controls, and

•	reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the pre-approval of all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity are presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of the independent registered accounting firm engaged by the Company for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000.

Report of the Audit Committee of our Board of Trustees(1)

The Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2007 audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee also received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm referred to above, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that our Board of Trustees include the December 31, 2007 audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008.

Compensation Committee.  The principal functions of the Compensation Committee are to determine the compensation for our executive officers and non-employee trustees and to administer and review our incentive compensation plans and are set forth in a written charter, which we refer to as the Compensation Committee Charter, which is available on our website at www.lxp.com. The Compensation Committee members are Messrs. Lynch (Chairperson), Frary and Grosfeld, each of whom were determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the New York Stock Exchange. During the fiscal year ended December 31, 2007, the Compensation Committee met 4 times.

The Compensation Committee Charter reflects various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from our executive officers, including our Chief Executive Officer, and from an outside compensation consultant it selects and retains and, as appropriate, consults with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee Charter.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to our executive officers and certain other senior officers. The Compensation Committee reviews the performance and compensation of our executive officers, including the executive officers named in this proxy statement. Our Chief Executive Officer annually assists in the review of the compensation of our other executive officers and certain other senior officers. Our Chief Executive Officer makes recommendations with respect to salary adjustments and annual cash incentive opportunities, annual long-term incentive opportunities and any other long-term incentive awards to the Compensation Committee based on his review and on market data compiled by the compensation consultant or industry associations.

Audit Committee of the Board of Trustees

Harold First, Chairperson
Geoffrey Dohrmann
Kevin W. Lynch

(1) Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Report of the Audit Committee is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Report of the Compensation Committee of our Board of Trustees1

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee of the Board of Trustees

Kevin W. Lynch, Chairperson
Richard Frary
James Grosfeld

Nominating and Corporate Governance Committee.  The principal functions of the Nominating and Corporate Governance Committee are to identify individuals qualified to become trustees and/or executive officers, monitor corporate governance guidelines, lead the annual review of our Board of Trustees and make recommendations for service on all other committees and are set forth in a written charter, which we refer to as the Nominating and Corporate Governance Committee Charter, which is available on our website at www.lxp.com. The Nominating and Corporate Governance Committee members are Messrs. Frary (Chairperson), Dohrmann and Grosfeld, each of whom were determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the New York Stock Exchange. During the fiscal year ended December 31, 2007, the Nominating and Corporate Governance Committee met 4 times. The Nominating and Corporate Governance Committee does not currently intend to consider trustee nominations by shareholders.

Our Board of Trustees believes that the Nominating and Corporate Governance Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph.

In recommending candidates for membership on our Board of Trustees, the Nominating and Corporate Governance Committee’s assessment includes consideration of issues of judgment, diversity, age, expertise and experience. The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise or specialized skills, (iv) possess personality traits and background that appear to fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the substantial duties of a trustee. After completing this evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

To the extent there is a vacancy on our Board of Trustees, the Nominating and Corporate Governance Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party. We have not paid a third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Executive Committee.  The principal function of the Executive Committee is to exercise the authority of our Board of Trustees regarding routine matters performed in the ordinary course of business. As of December 31, 2007, the Executive Committee was comprised of Messrs. Glickman (Chairperson), Eglin and Roskind. During the fiscal year ended December 31, 2007, the Executive Committee did not meet.

1 Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Lead Trustee and Shareholder Communications

The Lead Trustee of our Board of Trustees presides at all regularly-scheduled executive sessions of the non-management members or independent members of our Board of Trustees. Mr. Glickman is currently the Lead Trustee of our Board of Trustees.

Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquires to our General Counsel by mail sent to our principal executive office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/Shareholder-Non-Management Trustee Communication,” as the case may be.

Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines

Our Internet address is www.lxp.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such materials with the Securities and Exchange Commission. We also have made available on our web site copies of our current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, changed copies will also be made available on our website.

You may request a copy of any of the documents referred to above, at no cost, by contacting us at the following address or telephone number:

Lexington Realty Trust
Attention: Investor Relations
One Penn Plaza, Suite 4015
New York, NY 10119-4015
(212) 692-7200

Certain Relationships and Related Transactions

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related party transaction will be consummated and continue only if the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Certain of our trustees and executive officers have entered into an indemnification agreement with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

On March 27, 2007, Lexington Strategic Asset Corp., then one of our subsidiaries, which we refer to as LSAC, commenced an offer to purchase shares of LSAC common stock not currently owned by us. Certain of our executive officers tendered shares of LSAC common stock in connection with such offer to purchase. On June 30, 2007, LSAC was merged with and into us, and each LSAC stockholder was entitled to $10.00 per share of LSAC common stock. As a result of the offer to purchase and the merger, certain of our executive officers received the following amounts in exchange for shares of LSAC common stock purchased in LSAC’s initial private offering and shares of LSAC common stock granted in 2005 pursuant to LSAC’s equity award plan:

Merger and Offer to
Purchase
Executive Officer	Consideration

T. Wilson Eglin	$710,000
Patrick Carroll	$480,000
E. Robert Roskind	$790,000
Richard J. Rouse	$576,000

On March 12, 2007, we purchased 10,000 of our common shares from Mr. Rouse for $20.84 per common share, or a total of $208,400.00. The per common share price was based on the most recent closing price of our common shares on the New York Stock Exchange prior to the purchase.

Mr. Broser is a Senior Vice President of Vornado. Vornado is a party to a Letter Agreement, among us and others, which, among other things, restricts our activities and investments and those of the MLP in a manner intended to facilitate and maintain our qualification as a REIT and to prevent our direct and indirect activities and asset holdings, and those of the MLP, from having adverse tax consequences to Vornado Realty Trust and its affiliates. Among other things, these restrictions require that neither we nor the MLP, without Vornado’s consent, hold, directly or indirectly:

•	securities in excess of specified thresholds other than:

•	equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

•	stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes;

•	securities that are treated as qualifying assets for purposes of the REIT 75% asset test; or

•	certain debt securities;

•	assets that are treated as inventory for federal income tax purposes; or

•	REMIC residual interests.

In addition, these restrictions require that neither we nor the MLP, without Vornado’s consent, directly or indirectly:

•	provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary;

•	allow a taxable REIT subsidiary to operate or manage a health care facility or a hotel or similar facility; or

•	lease our properties to certain specified tenants.

If we breach these restrictions and, as a result, Vornado fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and the MLP will be required to indemnify Vornado for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

We have also agreed that we will not permit transfers of the MLP units that do not satisfy certain safe harbors for avoiding treatment of our operating partnership as a publicly traded partnership.

These restrictions will generally expire sixty business days following the date on which we notify Vornado that its aggregate ownership in the MLP represents less than a 2% interest in us, on a fully-diluted basis, assuming the redemption of all redeemable MLP Units for our common shares.

In connection with our merger with Newkirk, we entered into a Voting Trustee Agreement, dated as of December 31, 2006, with the MLP and NKT Advisors, whereby NKT Advisors holds the sole outstanding share of our Special Voting Preferred Stock and will cast the votes attached to such share in proportion to the votes it receives from holders of the Voting MLP Units, subject to the following limitations. First, Vornado, a holder of 8,149,594 Voting MLP Units, will not have the right to vote for members of our Board of Trustees at any time when an affiliate of Vornado is serving or standing for election as a member of our Board of Trustees. In addition, at all other times, Vornado’s right to vote in the election of trustees will be limited to the number of Voting MLP Units (provided this amount does not exceed 9.9% of our common shares outstanding on a fully diluted basis). NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent the voting rights of Vornado and its affiliates are so limited.

In addition, we lease our corporate headquarters from Vornado. The lease was entered into prior to our merger with Newkirk and expires December 2015, with rent fixed at approximately $0.6 million per annum through December 2008 and will be adjusted to fair market value, as defined, thereafter. We are also responsible for our proportionate share of operating expenses and real estate taxes.

Charitable Contributions

We did not make any charitable contribution to any tax exempt organization in which any independent trustee serves as an executive officer.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2007, the Compensation Committee consisted of Messrs. Lynch (Chairperson), Grosfeld and Frary. None of Messrs. Lynch, Grosfeld or Frary is or has been one of our executive officers. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our executive officers, including each executive officer named in the Summary Compensation Table below. The Compensation Committee administers the compensation policies and programs for our executive officers and regularly reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that management’s interests are aligned with the interests of our shareholders.

Overview of Executive Compensation Philosophy and Objectives.  In connection with the Compensation Committee’s responsibility of determining the compensation for our executive officers, it believes that the executive compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the executive compensation program’s objectives are to:

•	further align the interests of our executive officers with those of our shareholders;

•	strengthen the relationship between pay and performance by providing that almost all compensation other than base salary is entirely contingent upon the level of success in meeting specified company performance goals so that there is a “pay for performance” compensation structure;

•	retain key members of management by providing non-vested compensation for past performance; and

•	retain and attract key members of management by implementing an out-performance program which provides for long-term incentives if we meet certain specified performance goals.

Elements of Executive Compensation Program for 2008.  For the year ending December 31, 2008, the Compensation Committee implemented the 2008 executive compensation program, which consists of (1) a base salary, (2) an annual cash incentive opportunity, and (3) an annual long-term incentive opportunity. In 2007, the Compensation Committee adopted an out-performance program with a measurement period that expires on December 31, 2009. The Compensation Committee retained FPL, as its independent compensation consultant, to perform an analysis of our compensation practices with those of our peers, and to make recommendations with respect to the 2008 executive compensation program.

Base Salary.  We are required to pay our executive officers base salaries pursuant to their employment agreements, each of which provides for a minimum base salary. The Compensation Committee believes that base salaries provide our executive officers with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. In establishing an initial base salary and in determining any increases to a base salary, the Compensation Committee considers (1) the scope of the individual’s responsibilities, (2) the individual’s past performance or experience, (3) competitive salaries (using the peer data provided by the independent compensation consultant), (4) our historical financial results, and (5) our anticipated financial performance. Base salaries under the 2008 executive compensation program (1) were determined on January 8, 2008, (2) with the exception of Mr. Carroll’s base salary, which was increased by 4.2%, are unchanged from 2007 and (3) are as follows:

Executive Officer	2008 Base Salary

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$550,000
Patrick Carroll, Executive Vice President, Chief Financial Officer and Treasurer	$375,000
E. Robert Roskind, Chairman	$450,000
Richard J. Rouse, Vice Chairman and Chief Investment Officer	$475,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$450,000

(1)	Mr. Ashner separated from service with us on March 20, 2008 and received only a portion of his 2008 salary based on the duration of his services this year.

Annual Cash Incentive Opportunity.  The annual cash incentive opportunity is designed to supplement the cash compensation of our executive officers so that it is competitive within our industry and properly rewards our executive officers for their performance and their efforts in assisting us meet specified objectives. Our executive officers may be eligible for two annual cash incentives that, in the aggregate, provide an incentive opportunity equal to 50%, 100% or 150% of base salary.

The first portion of the annual cash incentive is equal to 50% of the aggregate opportunity and is measured in accordance with the following performance criteria and weighted according to the following percentages: (1) 25% on company funds from operations for 2008, which we refer to as Company FFO and is defined in Exhibit 99.1 to our Current Report on Form 8-K filed on February 29, 2008; (2) 12.5% on absolute total shareholder return for 2008; and (3) 12.5% on relative total shareholder return for 2008 based on the MSCI US REIT INDEX. For each performance criteria, the Compensation Committee has established threshold, target and high performance metrics, which are (1) $1.55 per share, $1.60 per share and $1.64 per share for 2008 Company FFO, respectively; (2) 10%, 12.5% and 15% of 2008 absolute total shareholder return, respectively; and (3) 2008 relative total shareholder return equal to the MSCI US REIT INDEX average, 100% of the MSCI US REIT INDEX and 120% the MSCI US REIT INDEX, respectively. The Compensation Committee has retained the right to (1) modify the Company FFO bandwidth to take into account unusual and non-recurring items and (2) reduce, but not increase, the amounts an executive may be entitled to under this first portion of the annual cash incentive opportunity.

This is a modification from the 2007 executive compensation program, which provided that 75% of the aggregate opportunity would be measured by growth in cash available for distribution. The Compensation Committee believes that the modification is appropriate to further align management interests with the goal of enhancing shareholder value in the near-term and long-term.

The second portion of the annual cash incentive is equal to 50% of the aggregate opportunity and is discretionary and based on individual/subjective criteria, which includes the following:

Executive Officer	Subjective Measures

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	• generating FFO in our guidance range of $1.56-$1.64 per share • long-term strategic planning
• capital allocation
• leasing activity
• lowering financing costs
• head count management and retention

Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	• lowering financing costs • financial reporting compliance • headcount management and retention within department
• management of third party auditors
• REIT compliance
• management of information technology

E. Robert Roskind, Chairman	• long-term strategic planning • acquisitions volume or yield on acquisitions
• strategic transaction activity, including development of new joint ventures
• the amount of time spent on our business affairs

Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	• acquisitions volume or yield on acquisitions • mortgage debt placement • headcount management and retention within department

In the event that none of the performance thresholds are met and if, in the Compensation Committee’s discretion, the individual/subjective criteria were not met, an executive may not receive any cash incentive for 2008.

Annual Long-Term Incentive Opportunity.  The Compensation Committee grants non-vested share awards to our executive officers, which are designed to increase an executive officer’s ownership in us, motivate long-term dividend performance, encourage long-term dedication to us and to operate as an executive officer retention mechanism for key members of our management. Our executive officers may be eligible for two annual long-term incentives that, in the aggregate, provide an incentive opportunity equal to 62.5%, 125% or 187.5% of base salary.

The first portion of the annual long-term incentive is equal to 50% of the aggregate opportunity and is measured in accordance with the following performance criteria and weighted according to the following percentages: (1) 25% on Company FFO for 2008; (2) 12.5% on absolute total shareholder return for 2008; and (3) 12.5% on relative total shareholder return for 2008 based on the MSCI US REIT INDEX. For each performance criteria, the Compensation Committee has established threshold, target and high performance metrics, which are (1) $1.55 per share, $1.60 per share and $1.64 per share for 2008 Company FFO, respectively; (2) 10%, 12.5% and 15% of 2008 absolute total shareholder return, respectively; and (3) 2008 relative total shareholder return equal to the MSCI US REIT INDEX average, 100% of the MSCI US REIT INDEX and 120% the MSCI US REIT INDEX, respectively. The Compensation Committee has retained the right to (1) modify the Company FFO bandwidth to take into account unusual and non-recurring items and (2) reduce, but not increase, the amounts an executive may be entitled to under this first portion of the annual long-term incentive opportunity.

This is a modification from the 2007 executive compensation program, which provided that 75% of the aggregate opportunity would be measured by performance criteria including growth in cash available for distribution, absolute total shareholder return and relative total shareholder return. The Compensation Committee believes that the modification is appropriate to further align management interests with the goal of enhancing shareholder value in the near-term and long-term.

The second portion of the annual long-term incentive is equal to 50% of the aggregate opportunity and is discretionary and based on individual/subjective criteria, which includes the criteria set forth above. In the event the performance or individual/subjective criteria are met, following the end of the year, an executive officer will receive a non-vested share award equivalent in value, measured as of the grant date, of the long-term incentive earned by the executive. The unvested share award will vest ratably over four years with this first 25% vesting on the first anniversary of the grant date, subject to the executive’s continuous employment.

In the event that none of the performance thresholds are met and if, in the Compensation Committee’s discretion, the individual/subjective criteria are not met, an executive may not receive any long-term incentive for that year.

Outperformance Program.  During 2007, the Compensation Committee established the Lexington Realty Trust 2007 Outperformance Program, a long-term incentive compensation program that provides our executive officers with a significant stake in our success in outperforming other companies in the real estate industry. This program was implemented to further align the interests of our shareholders and management by encouraging the participants to create shareholder value in our “pay for performance” compensation structure. Under this program, participating officers will share in an “outperformance pool” if our total shareholder return for the three-year performance period beginning on the effective date of the Program, April 1, 2007, exceeds the greater of an absolute compound annual total shareholder return of 10% or 110% of the compound annual return of the MSCI US REIT INDEX during the same period measured against a baseline value equal to the average of the first ten consecutive trading days after April 1, 2007. The size of the outperformance pool for this program will be 10% of our total shareholder return in excess of the performance hurdle, subject to a maximum amount of $40.0 million.

Each participating officer’s award under this program will be designated as a specified participation percentage of the aggregate outperformance pool. The Compensation Committee previously approved the following allocations of the outperformance pool to the following executive officers: T. Wilson Eglin (16%); Patrick Carroll (8%); E. Robert Roskind (11%); and Richard J. Rouse (11%); with an additional 18% being allocated to certain of our non-executive officers. Michael L. Ashner forfeited the 11% allocation he was previously granted when he separated his service from us on March 20, 2008. The unallocated balance of 36% may be allocated by the Compensation Committee in its discretion.

If the performance hurdle is met, we will grant each participating officer non-vested common shares as of the end of the performance period with a value equal to such participating officer’s share of the outperformance pool. The non-vested common shares would vest in two equal installments on the first two anniversaries of the date the performance period ends provided the executive continues employment. Once issued, the non-vested common shares would be entitled to dividend and voting rights.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating officers’ awards will be based on performance relative to the hurdle through the date of the change in control. Any common shares earned upon a change in control will be fully vested. In addition, the performance period will be shortened to end for an executive officer if he or she is terminated by us without “cause” or he or she resigns for “good reason,” as such terms are defined in the executive officer’s employment agreement. All determinations, interpretations, and assumptions relating to the vesting and the calculation of the awards under this program will be made by the Compensation Committee.

Recap of Executive Compensation Program for 2007.  For the year ended December 31, 2007, the executive compensation program consisted of (1) base salary, (2) annual cash incentive opportunity, (3) annual long-term incentive opportunity, and (4) an out-performance program.

Base Salary.  The annual base salaries for our executive officers for 2007 were:

Executive Officer	2007

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$550,000
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$360,000
E. Robert Roskind,	$450,000
Chairman
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$475,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$450,000
John B. Vander Zwaag, Executive Vice President(2)	$340,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

(2)	Mr. Vander Zwaag separated from service with us on May 31, 2007 and received only a portion of his 2007 salary based on the duration of his services in that year.

Annual Cash Incentive Opportunity.  The total annual cash incentive opportunity for each executive officer was equal to 50%, 100% or 150% of base salary. There were two annual cash incentives within the total annual cash incentive opportunity.

The first annual cash incentive was equal to 75% of the aggregate opportunity and was measured by growth in cash available for distribution, which we refer to as “CAD.” The threshold, target and high performance metrics were 5%, 7% and 9% of 2007 CAD growth, respectively. In accordance with the 2007 executive compensation program, our executive officers were entitled to the following incentive amounts for exceeding the high performance metric of CAD growth; however, the Compensation Committee reduced this portion of the annual cash incentive for certain of our executive officers because of such executive officers’ individual effort related to the attainment of the objective measure:

	CAD Growth
	Component
Executive Officer	Entitlement	Reduction	Amount Paid

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$618,750	—	$618,750
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$405,000	—	$405,000
E. Robert Roskind, Chairman	$506,250	$(113,250)	$393,000
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$534,380	$(29,380)	$505,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$506,250	$(113,250)	$393,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The second annual cash incentive was equal to 25% of the aggregate opportunity and was discretionary and based on individual/subjective criteria. The Compensation Committee granted the following incentive amounts based on the individual/subjective criteria, which was similar to the criteria set forth above, but for Messrs. Eglin and Carroll included efforts related to the integration of our Company and Newkirk:

Subjective
Executive Officer	Component

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$206,250
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$135,000
E. Robert Roskind, Chairman	—
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	—
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	—

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The following summarizes the total 2007 annual cash incentive awards:

		Maximum
		Annual Cash
	Total Annual Cash	Incentive
Executive Officer	Incentive Paid	Opportunity

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$825,000	$825,000
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$540,000	$540,000
E. Robert Roskind, Chairman	$393,000	$675,000
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$505,000	$712,500
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$393,000	$675,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

Annual Long-Term Incentive Opportunity.  Our executive officers were eligible for two annual long-term incentives that, in the aggregate, could have provided an incentive opportunity equal to 62.5%, 125% or 187.5% of base salary.

The first annual long-term incentive was equal to 75% of the aggregate opportunity and was measured in accordance with the following performance criteria and weighted according to the following percentages: (1) 50% on CAD growth for 2007; (2) 12.5% on absolute total shareholder return; and (3) 12.5% on relative total shareholder return based on the MSCI US REIT INDEX (the “RMS”). For each performance criteria, the Compensation Committee established threshold, target and high performance metrics, which are (1) 5%, 7% and 9% of 2007 CAD growth, respectively, (2) 10%, 12.5% and 15% of 2007 absolute total shareholder return, respectively, and (3) 2007 relative total shareholder return equal to the RMS average, 110% of the RMS and 120% the RMS, respectively. As a result of our performance, our executive officers were entitled to an award for meeting the high CAD growth metric, but were not entitled to an award based on the total shareholder return metrics; however, the Compensation Committee reduced this portion of the annual long-term incentive for certain of our executive officers because of such executive officers’ individual effort related to the attainment of the objective measure.

	CAD Growth
Executive Officer	Component	Reduction	Amount Paid

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$515,630	—	$515,630
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$337,500	—	$337,500
E. Robert Roskind, Chairman	$421,880	$(94,880)	$327,000
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$445,310	$(25,310)	$420,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$421,880	$(94,880)	$327,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The second annual long-term incentive was equal to 25% of the aggregate opportunity and was discretionary and based on individual/subjective criteria. The Compensation Committee granted the following incentive amounts based on the individual/subjective criteria, which was similar to the criteria set forth above, but for Messrs. Eglin and Carroll included efforts related to the integration of our Company and Newkirk:

Subjective
Officer	Component

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$59,370
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$168,750
E. Robert Roskind, Chairman	—
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	—
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	—

(1)	Mr. Ashner separated from service with us on March 20, 2008.

In addition, the Compensation Committee granted an additional long-term incentive award to Mr. Carroll in the amount of $43,750 related to his specific efforts during the integration of our Company and Newkirk. The following summarizes the total 2007 annual long-term incentive awards:

		Maximum Annual
	Total Annual	Long-Term Incentive
Officer	Long-Term Incentive	Opportunity

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$575,000	$1,031,250
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$550,000	$675,000
E. Robert Roskind, Chairman	$327,000	$843,750
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$420,000	$890,625
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$327,000	$843,750

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The number of shares issued was determined by dividing the total amount of the annual long-term incentive by $14.54, the closing per common share price on December 31, 2007. The unvested share award vests ratably over four years with 25% vested on the grant date, subject to the executive’s continuous employment. The vesting of Mr. Ashner’s non-vested shares was accelerated on March 20, 2008 in connection with his separation of service from us.

Outperformance Program.  The 2007 Outperformance Program, which is discussed above, was implemented during 2007, but no awards were granted under the program during 2007.

Determining the Amount of Each Element of Compensation.  The Compensation Committee reviews the performance of each of our executive officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, the individual’s performance and contribution to our performance and the scope of the individual’s responsibilities. In addition, the Compensation Committee assesses our performance against annual objectives set forth in management’s business plan. The Compensation Committee also considers the results of a compensation study prepared for us by an independent compensation consulting firm.

Our Compensation Committee seeks to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial goals. While our Compensation Committee does not perform a formal internal pay equity study, our Compensation Committee exercised its discretion to reduce certain payouts to certain of our executive officers under the 2007 executive compensation plan, so that the payouts were aligned with individual responsibilities and contributions to the Company.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates Compensation, a division of FPL Associates, LP, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. In 2007, such services included:

•	providing data regarding market practices and making recommendations for changes to our plan designs and policies consistent with our compensation philosophies and objectives;

•	advising on executive base salaries, bonuses and long-term incentive compensation;

•	assisting the Compensation Committee in designing and reviewing summary information regarding total compensation of our executive officers; and

•	providing studies and recommendations regarding our peer group.

The consultant reports to the Chairperson of the Compensation Committee.

FPL, together with the Chairperson of our Compensation Committee and our Chief Executive Officer, established three peer groups in 2007: (1) a REIT competitor-based peer group; (2) a size-based peer group and (3) a private equity-based peer group.

•	Competitor Peer Group. This group consists of nine public REITS that are either (1) our competitors for property acquisitions and tenants in the single-tenant net lease space, (2) located in the New York City area, or (3) owners of a portfolio of diversified assets. The total capitalization (market value of outstanding common stock, convertible operating partnership units, preferred equity and balance sheet long-term debt) of this peer group ranges from approximately $1.4 billion to $16.0 billion, with a median of $2.7 billion, as of September 30, 2007. Our total capitalization as of September 30, 2007 was $5.8 billion. The companies included in this peer group are: CapLease, Inc.; Cousins Properties Incorporated; Duke Realty Corporation; Entertainment Properties Trust; iStar Financial Inc.; Kimco Realty Corporation; National Retail Properties, Inc.; Realty Income Corporation; and W.P. Carey & Co. LLC.

•	Size Peer Group. This group consists of 10 public REITS, which operate across multiple asset classes and are similar in size to our total capitalization. As of September 30, 2007, the total capitalization of this peer group ranges from approximately $3.6 billion to $7.1 billion, with a median of $5.4 billion. The companies included in this peer group are: Alexandria Real Estate Equities, Inc.; BRE Properties, Inc.; Camden Property Trust; Federal Realty Investment Trust; First Industrial Realty Trust, Inc.; Home Properties, Inc.; Mack-Cali Realty Corporation; Maguire Properties, Inc.; Pennsylvania Real Estate Investment Trust; and Weingarten Realty Investors.

FPL analyzes each element of compensation and the total remuneration for each comparable position to that of our executive officers. The objective benchmark data provides average and median compensation levels for the peer groups. Our Compensation Committee uses the objective benchmark data as a point of reference for measurement and not as a determinative factor for our executives’ compensation. In addition, the private equity-based peer group data was requested because we experienced increased competition for employees from private equity companies. After reviewing the private equity-based peer group data, however, the Compensation Committee took such amounts under advisement, but did not give any weight to such data.

Our Chief Executive Officer annually assists in the review of the compensation of our other executive officers by making recommendations to the Compensation Committee based on his review of individual performance and market data compiled by the compensation consultant or industry associations. Our Chief Executive Officer prepared a comprehensive memorandum outlining each element of the 2007 executive compensation program and each proposed element of the 2008 executive compensation program. The memorandum contained annual compensation amounts for our executive officers, as well as potential payments assuming performance measures were met. The memorandum also discussed potential payments under termination of employment and change in control scenarios.

The overall purpose of the memorandum was to bring together, in one place, all of the elements of actual and potential future compensation of our executive officers, so that the Compensation Committee was able to analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation.

Our Compensation Committee, after taking into account our Chief Executive Officer’s recommendations, attempts to compensate our executive officers within the average or median compensation levels of the peer groups, subject external and internal equity factors.

Companywide Retirement and Health and Welfare Benefits.  In addition to the executive compensation program outlined above, our executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules. A summary of these benefits follows:

•	Medical Insurance. All full-time employees are covered under our group health insurance policy. We currently pay 100% of the premiums, but have the ability to change the percentage of premiums that we pay in our sole discretion.

•	Dental Insurance. All full-time employees are covered under our group dental insurance policy. We currently pay 100% of the premiums, but have the ability to change the percentage of premiums that we pay in our sole discretion.

•	Life and Accidental Death and Dismemberment. All full-time employees are covered by our group life and accidental death and dismemberment policy. The benefit is equal to two times base salary (excluding incentive compensation) to a maximum of $500,000. We pay all premiums for this insurance.

•	Long-Term Disability Insurance. All full-time employees are covered by our group long-term disability insurance policy. The benefit is equal to 60% of pre-disability base salary (excluding incentive compensation), after a 90 day waiting period. We pay all premiums for this insurance.

•	Short-Term Disability Insurance. All full-time employees are covered by our group short-term disability insurance policy. The benefit for the employees in our New York location (which include all of our executive officers) is equal to $170 per week, after a 7 day waiting period.

•	401(k) Plan. All full-time employees 21 years of age and older are eligible to participate in our 401(k) Plan, which has a Roth 401(k) option. Subject to vesting requirements, we match 100% of the first 2.5% of an employee’s base salary that is contributed to the 401(k) Plan through salary deferral. In addition, at management’s discretion, a pro-rata contribution may be made at year end to each active member of the 401(k) Plan. Vesting of our contribution is based on years of service as follows: 1 year 25%, 2 years 50%, 3 years 75%, and 4 years 100%.

•	Transit Benefit. We provide each full-time employee using public transit or paid parking to commute to work with a public transit benefit of $115.00 per month or paid parking benefit of $220.00 per month.

•	Employee Stock Purchase Plan. We maintain an employee stock purchase plan where full-time employees can invest in our common shares through payroll deductions on a quarterly basis at a 5% discount. None of our executive officers were enrolled in this plan during the year ended December 31, 2007. Patrick Carroll enrolled in the program on April 9, 2008.

•	Business Travel Insurance. All exempt full-time employees are covered under our business travel insurance policy when traveling on company business. The benefit is 10 times annual base salary (excluding incentive compensation) up to $1.0 million. All premiums are paid by us.

Executive Life Insurance Policies.  In 2001, our Board of Trustees approved individual/portable term life insurance policies for E. Robert Roskind, T. Wilson Eglin, Richard J. Rouse and Patrick Carroll, which are in addition to the benefits set forth above. We pay the premiums under these policies each year that the insured is one of our employees. The premiums for 2007 were: $1,314 for T. Wilson Eglin; $712 for Patrick Carroll; $2,112 for E. Robert Roskind; and $2,727 for Richard J. Rouse. Each policy provides for a maximum benefit of $700,000, with the exception of Mr. Rouse’s policy, which provides for a maximum benefit of $1.0 million.

Perquisites.  Our executives do not receive perquisites, other than nominal perquisites that are less than $10,000 in the aggregate for each executive officer, including the executive life insurance policies disclosed above.

Equity Grant Practices.  Non-vested share awards are granted to our executive officers on the date that the Compensation Committee approves such grant. In 2008, the Compensation Committee adopted a policy that awards made as part of an annual compensation program would use a grant price of the then most recently completed year-end share price. Non-vested share awards, other than for new hires, if any, are generally made only once annually or once with respect to a particular year in connection with the Compensation Committee’s annual review of our executive officers for that year. Scheduling of the Compensation Committee meetings and the timing of non-vested share awards are made without regard to anticipated earnings or other major announcements by us. The Compensation Committee does not currently have a policy relating to the recoupment of share awards and their proceeds if an executive officer’s fraud or misconduct triggers a material financial restatement.

Non-Qualified Deferred Compensation.  We established a trust for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. The assets of the trust remain available to our general creditors. Participant accounts only hold our common shares. Dividends on these shares are paid by us to the trust, which makes a corresponding distribution to the participant. The common shares are distributed by the trust at specified dates, which are generally ten years from the initial placement of the common shares in the trust. Distribution from the trust may be accelerated upon certain events in accordance with the trust agreements and each executive officer’s employment agreement.

Separation Agreement with John Vander Zwaag.  On May 17, 2007, we entered into a Separation and Release with John Vander Zwaag, one of our former Executive Vice Presidents, whereby Mr. Vander Zwaag stepped down as an Executive Vice President and Head of Portfolio Management and received a payment of approximately $3.6 million. In addition, we accelerated the vesting on non-vested common shares previously granted to Mr. Vander Zwaag, and terminated a lockup and clawback agreement with respect to certain vested common shares, for which we incurred an expense of approximately $1.2 million.

Separation Agreement with Michael L. Ashner.  On March 20, 2008, we entered into a Separation and Release with Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions, whereby Mr. Ashner stepped down as Executive Chairman and Director of Strategic Acquisitions. We accelerated the vesting of 16,867 non-vested common shares previously granted to Mr. Ashner, for which we incurred an expense of approximately $265,000.

Employment Agreements.  In 2006, we amended and restated our prior employment agreements with T. Wilson Eglin, Patrick Carroll, E. Robert Roskind and Richard J. Rouse. These agreements are for a three year term ending on May 5, 2009, but may be renewed by us for additional one year terms.

We believe that it is in our best interest and the best interest of our shareholders to assure that we will have the continued dedication of our executive officers and to provide our executive officers with compensation and benefits arrangements which are competitive with those of other real estate investment trusts. In addition, we believe it is imperative to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change in control and to encourage each executive officer’s full attention and dedication to us currently and in the event of any threatened or pending change in control.

Each such agreement sets forth the terms of each of our executive officer’s employment with us including compensation and benefits. In addition, pursuant to each agreement, upon the occurrence of termination without cause or with good reason or a “change in control” of us (including a change in ownership of more than fifty percent of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution of us, the acquisition, except from us, of 20% or more of the common shares or voting shares of us or a change in the majority of our Board of Trustees), T. Wilson Elgin, Patrick Carroll, E. Robert Roskind and Richard J. Rouse would be entitled to severance benefits equal to three times their base salary, target bonus and fair market value of any long term incentive awards that we granted or promised to grant to the executive officer during the year the executive’s termination or the change in control occurs and the year preceding the termination or the change in control, or if no award was granted or promised during the year of termination or change in control, then the average of the fair market value of any long term incentive awards that we granted to the executive officer during the two years preceding the termination. In addition, each executive officer would be entitled to full acceleration of any long-term incentive awards.

In addition, we will, at our expense, provide continued health care coverage under our health and welfare plans to our executive officers and eligible dependents for three years.

The change in control provisions under the employment agreements operate using a “single trigger.” This means that any change in control will permit the acceleration of all vesting requirements of long-term incentive awards, even if the executive officer’s employment is unaffected as a result of the change in control. “Single-trigger” vesting is provided for under our 1998 Share Option Plan and our Amended and Restated 2002 Equity-Based Award Plan, which were approved by our shareholders.

We currently believe that a “single trigger” in the event of a change in control reduces distractions associated with the uncertainty surrounding change in control transactions and lessens potential conflicts that might otherwise arise when an executive officer must rely on the decisions of the acquiring company for either continued employment or severance.

In addition to the payments described above, in the event that an executive officer is subject to any excise taxes imposed under Section 4999 of the Code in connection with a payment under his employment agreement, we will make a tax gross-up payment to make the executive officer whole, on an after-tax basis on these payments and the tax gross-up.

Executive Officer Holding Guidelines.  As stated above, we believe that it is important for each executive officer to have a financial stake in us to help align interests with those of our shareholders. To meet this objective, it is our policy that by the conclusion of the three-year period beginning on the date of appointment as an executive officer, (i) if one of the four most highly compensated executive officers, such executive officer must own the number of common shares having a value equal to at least three times the amount of such executive officer’s annual base salary, and (ii) if the fifth most highly compensated executive officer, such executive officer must own such number of common shares having a value equal to at least two times the amount of such executive officer’s annual base salary. Each of our executive officers is in compliance with these guidelines.

Section 162(m) of the Internal Revenue Code of 1986, as Amended.  Section 162(m) of the Internal Revenue Code of 1982, as amended, which we refer to as the Code, limits the deductibility of compensation paid to our chief executive officer and our four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance based” compensation as determined under Section 162(m). While the Compensation Committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of compensation criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m). During the year ended December 31, 2007, we incurred approximately $7.7 million of compensation which was not deductible due to Section 162(m).

Sections 280G and 4999 of the Code.  Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Code if his or her compensation is contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If the executive’s aggregate contingent compensatory payments and benefits equal or exceeds three times the base amount, the portion of the payments and benefits in excess of the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Code and the executives subject to Sections 280G and 4999 of the Code.

An executive’s base amount generally is determined by averaging the executive’s Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Code, in addition to any applicable federal income and employment taxes. Also, the compensation deduction with respect to the executive’s excess parachute payments is disallowed under Section 280G of the Code. If we were to be subject to a change in control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of non-vested share awards) could be excess parachute payments under Sections 280G and 4999 of the Code.

Summary Compensation Table.

The following table sets forth summary information concerning the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, which we collectively refer to as our named executive officers, for the fiscal years ended December 31, 2007 and 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Share	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Fiscal Year	($)(1)	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

T. Wilson Eglin	2007	550,000	206,250	613,068	—	618,750	—	244,059	2,232,127
Chief Executive Officer,	2006	475,000	684,000	4,601,243	—	—	—	413,762	6,174,005
President and Chief Operating Officer
Patrick Carroll	2007	360,000	135,000	301,733	—	405,000	—	123,897	1,325,630
Chief Financial Officer,	2006	325,000	468,000	2,859,011	—	—	—	246,008	3,898,019
Treasurer and Executive Vice President
E. Robert Roskind	2007	450,000	—	269,600	—	393,000	—	108,606	1,221,206
Chairman	2006	450,000	648,000	4,239,301	—	—	—	304,636	5,641,937
Richard J. Rouse	2007	475,000	—	465,867	—	505,000	—	188,580	1,634,447
Vice Chairman and	2006	450,000	648,000	3,644,008	—	—	—	329,791	5,071,799
Chief Investment Officer
Michael L. Ashner(8)	2007	450,000	—	—	—	393,000	—	11,250	854,250
Executive Chairman and Director of Strategic Acquisitions
John B. Vander Zwaag(9)	2007	141,667	—	—	—	—	—	3,701,561	3,843,228
Executive Vice President	2006	315,000	453,600	1,298,501	—	—	—	113,051	2,180,152
and Head of Portfolio Management

(1)	The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.

(2)	The bonuses shown for 2006 and 2007 were paid in full in January 2007 and January 2008, respectively.

(3)	The amounts in this column equal the applicable year’s amortization of the outstanding non-vested share awards. Each share award is multiplied by the fair market value of our common shares on that award’s grant date and the sum of these products is amortized over the vesting period for each award. The amortization of stock compensation incorporated in our 2007 consolidated financial statements is calculated in the same manner, in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments (“SFAS 123R”). On December 28, 2006, the Compensation Committee approved the acceleration of vesting of all time-based non-vested shares, which resulted in an expense of approximately $10.8 million. Non-vested shares are entitled to dividends and voting rights.

(4)	No common share options were granted during the fiscal years ended December 31, 2006 and 2007 to any of the named executive officers and no named executive officer holds unexercised common share options.

(5)	Bonuses and share awards for the fiscal year ended December 31, 2006 were not made pursuant to our non-equity incentive plans. See “Compensation Discussion and Analysis,” above for a description of our non-equity incentive plan for the year ending December 31, 2007.

(6)	Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. Participant accounts only hold our common shares. Dividends on these shares are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends and increase in market value of the common shares in the trust. None of the earnings were above the market.

(7)	Amount represents: (1) dividends paid on non-vested common shares, (2) the dollar value of life insurance premiums paid by us during the applicable fiscal year with respect to portable life insurance policies for the life of the executive officer (excluding John B. Vander Zwaag), (3) contributions by us to the executive officer’s account under our 401(k) Plan, and (4) cash severance benefits paid to Mr. Vander Zwaag. The premiums paid by us under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees, are excluded. The following table details the 2007 other compensation amounts for each executive officer:

	Dividends Paid on
	Non-Vested Common	Company-Paid Life	401(k) Company
Executive	Shares	Insurance Premiums	Contributions	Cash Severance	Total

T. Wilson Eglin	$231,495	$1,314	$11,250	—	$244,059
Patrick Carroll	$111,935	$712	$11,250	—	$123,897
E. Robert Roskind	$95,244	$2,112	$11,250	—	$108,606
Richard J. Rouse	$174,603	$2,727	$11,250	—	$188,580
Michael L. Ashner	—	—	$11,250	—	$11,250
John B. Vander Zwaag	$46,547	—	$6,729	$3,648,285	$3,701,561

(8)	On March 20, 2008, Michael L. Ashner stepped down from his position as our Executive Chairman and Director of Strategic Acquisitions. We entered into a Separation and General Release with Mr. Ashner pursuant to which the vesting of unvested shares was accelerated.

(9)	On May 31, 2007, John B. Vander Zwaag stepped down from his position as our Executive Vice President and Head of Portfolio Management. We entered into a Separation and General Release with Mr. Vander Zwaag pursuant to which he received a cash severance payment, the vesting of unvested shares was accelerated and a lockup and clawback agreement was terminated.

Grants of Plan-Based Awards

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2007.

								All Other
								Share
								Awards;	Grant Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			Number of	Fair Value of
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Share Award ($)

T. Wilson Eglin	02/06/07(3)	206,250	412,500	618,750	257,813	515,626	773,437	—	—
	02/06/07(4)	—	—	—	—	—	6,400,000	—	—
Patrick Carroll	02/06/07(3)	135,000	270,000	405,000	168,750	337,500	506,250	—	—
	02/06/07(4)	—	—	—	—	—	3,200,000	—	—
E. Robert Roskind	02/06/07(1)	168,750	337,500	506,250	210,937	421,876	632,813	—	—
	02/06/07(4)	—	—	—	—	—	4,400,000	—	—
Richard J. Rouse	02/06/07(3)	178,125	356,250	534,375	222,656	445,313	667,969	—	—
	02/06/07(4)	—	—	—	—	—	4,400,000	—	—
Michael L. Ashner(1)	02/06/07(3)	168,750	337,500	506,250	210,937	421,876	632,813	—	—
	02/06/07(4)	—	—	—	—	—	4,400,000	—	—
John B. Vander Zwaag(2)	02/06/07(4)	—	—	—	—	—	3,200,000	—	—

(1)	Pursuant to the Separation and General Release, Mr. Ashner is not entitled to any future payouts under our executive compensation programs, including the awards described in this table.

(2)	Pursuant to the Separation and General Release, Mr. Vander Zwaag is not entitled to any future payouts under our executive compensation programs, including the awards described in this table.

(3)	On February 6, 2007, the Compensation Committee approved pre-established performance metrics for annual cash incentive opportunities and annual long-term incentive opportunities under our 2007 executive compensation program. The actual amounts paid out under the plan awards during 2007, which were determined on January 8, 2008, and a description of the performance metrics are set forth above under “Recap of Executive Compensation Program for 2007.”

(4)	On February 6, 2007, the Compensation Committee approved allocations under the Outperformance Program, a description of which is set forth above under “Recap of Executive Compensation Program for 2007 — Outperformance Program.” No payouts were made under the Outperformance Program during 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2007. These equity awards include grants from January 1, 2003 through December 31, 2007. No common share options were granted during the fiscal year ended December 31, 2007 to any of the named executive officers and no named executive officer held unexercised common share options during the fiscal year ended December 31, 2007.

	Option Awards					Share Awards
			Equity						Equity		Equity
			Incentive						Incentive Plan		Incentive Plan
			Plan						Awards:		Awards:
			Awards:						Number of		Market or
	Number of	Number of	Number of						Unearned		Payout Value of
	Securities	Securities	Securities			Number of			Shares, Units		Unearned
	underlying	underlying	Underlying			Shares or		Market Value of	or Other		Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Units That		Shares or Units	Rights That		or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Exercise	Have Not		That Have Not	Have Not		That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price	Date	Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)(1)

T. Wilson Eglin	—	—	—	—	—	24,884	(2)	361,813	109,511	(6)	1,592,290
Patrick Carroll	—	—	—	—	—	17,027	(3)	247,573	47,957	(7)	697,295
E. Robert Roskind	—	—	—	—	—	23,575	(4)	342,781	31,719	(8)	461,194
Richard J. Rouse	—	—	—	—	—	23,575	(5)	342,781	77,791	(9)	1,131,081
Michael L. Ashner	—	—	—	—	—	—		—	—		—
John B. Vander Zwaag	—	—	—	—	—	—		—	—		—

(1)	Market value has been calculated as the closing price of our common shares on the New York Stock Exchange on December 31, 2007, which was $14.54 per share.

(2)	Granted on December 28, 2006. 6,221 non-vested common shares vest on each of December 28, 2008, 2009, 2010 and 2011.

(3)	Granted on December 28, 2006. 4,257 non-vested common shares vest on each of December 28, 2008, 2009 and 2010 and 4,256 non-vested common shares vest on December 28, 2011.

(4)	Granted on December 28, 2006. 5,894 non-vested common shares vest on each of December 28, 2008, 2009 and 2010 and 5,893 non-vested common shares vest on December 28 2011.

(5)	Granted on December 28, 2006. 5,894 non-vested common shares vest on each of December 28, 2008, 2009 and 2010 and 5,893 non-vested common shares vest on December 28 2011.

(6)	Consists of (i) 18,190 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (ii) 45,249 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met; and (iii) 46,072 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met.

(7)	Consists of (i) 6,821 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (ii) 18,100 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met; and (iii) 23,036 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met.

(8)	Consists of (i) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met and (ii) 22,624 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met.

(9)	Consists of (i) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (ii) 22,624 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met; and (iii) 46,072 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2007. These equity awards include grants from January 1, 2001 through December 31, 2007. No common share options or non-vested common shares were granted during the fiscal year ended December 31, 2007 to any of the named executive officers and no named executive officer held unexercised common share options during the fiscal year ended December 31, 2007.

	Option Awards		Share Awards
	Number of		Number of
	Securities		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)

T. Wilson Eglin	—	—	45,934(1)	981,441	(1)
Patrick Carroll	—	—	33,816(2)	725,043	(2)
E. Robert Roskind	—	—	51,357(3)	1,105,576	(3)
Richard J. Rouse	—	—	41,875(4)	892,990	(4)
Michael L. Ashner	—	—	—	—
John B. Vander Zwaag	—	—	57,297(5)	1,197,967	(5)

(1)	Represents (i) 39,713 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 6,221 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(2)	Represents (i) 29,560 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 4,256 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(3)	Represents (i) 45,464 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 5,893 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(4)	Represents (i) 35,982 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 5,893 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(5)	Represents (i) 9,434 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 47,863 common shares which vested on May 18, 2007 at a price of $20.61 per share.

Non-Qualified Deferred Compensation

The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2007. Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. Participant accounts only hold our common shares. Dividends on these shares are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends paid and increase (decrease) in market value of the common shares in the trust. None of the earnings were above market.

				Aggregate	Aggregate
	Executive	Registrants		Withdrawals/	Balance at
	Contributions	Contributions in	Aggregate Earnings	Distributions in	December 31,
Name	in 2007	2007 ($)	in 2007 ($)	2007 ($)	2007 ($)(1)

T. Wilson Eglin	—	—	(805,789)	225,412	1,902,748
Patrick Carroll	—	—	—	—	—
E. Robert Roskind	—	—	(1,033,493)	289,110	2,440,437
Richard J. Rouse	—	—	(758,758)	212,255	1,791,692
Michael L. Ashner	—	—	—	—	—
John B. Vander Zwaag	—	—	—	—	—

(1)	In accordance with the trust agreements, distributions/withdrawals by T. Wilson Eglin of 83,402 common shares, by E. Robert Roskind of 108,559 common shares and by Richard J. Rouse of 79,466 common shares will occur on January 1, 2011 and complete distribution/withdrawal of each participant’s account will be made in the event of a change in control or termination of the named executive officer’s employment.

Potential Payments upon Termination or Change in Control

Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in his employment agreement. The employment agreements provide that the executive officer will be entitled to receive severance payments upon termination by us without “cause,” termination by the executive officer with “good reason” or termination resulting from a “change in control” of us.

Definitions of “Cause,” “Good Reason,“Change in Control and “Disability.”  “Cause” is defined as (A) the executive officer’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense); (B) any breach by the executive officer of any material provision of the employment agreement; (C) any act by the executive officer involving moral turpitude, fraud or misrepresentation with respect to his duties for us or our affiliates; or (D) gross negligence or willful misconduct on the part of the executive officer in the performance of his duties as an employee, officer or member of us or our affiliates (that in only the case of gross negligence results in a material economic harm to us); subject to notice requirements.

“Good Reason” is defined as the occurrence of the following events without the executive officer’s written consent, subject to notice requirements: (A) a material reduction of the executive officer’s authority, duties and responsibilities, or the assignment to the executive officer of duties materially inconsistent with the executive officer’s position or positions with us; (B) a reduction in the executive officer’s rate of base salary; (C) a breach by us of any material provision of the employment agreement; or (D) our requiring the executive officer to be based at any office or location located more than fifty (50) miles from the New York metropolitan area.

“Change in control” is defined as:

(A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 20% or more of either (i) our then outstanding common shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a “change in control”: (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (4) any acquisition by any entity pursuant to a transaction which complies with subclauses (1), (2) and (3) of clause (C) below; or

(B) individuals who, as of the date the employment agreement, constitute our Board of Trustees (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board of Trustees; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than our Board of Trustees;

(C) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, have Beneficial Ownership, of more than 50%, respectively, of our then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any of our employee benefit plans (or related trusts) or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Business Combination, or of the action of our Board of Trustees, providing for such Business Combination; or

(D) approval by our shareholders of a complete liquidation or dissolution of us.

“Disability” is defined as the mental or physical incapacity of the executive officer such that (A) he qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (B) the executive officer has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his essential duties and responsibilities for any period of one hundred eighty (180) days (whether or not consecutive) in any consecutive three hundred sixty-five (365) day period. Disability shall be determined by an approved medical doctor selected by us and the executive officer. If we cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

Severance Terms for the Named Executive Officers.  If one of the named executive officers is terminated (1) by the executive officer for “good reason,” (2) by us without cause, (3) by the named executive officer or us for any reason within two years following a “change in control,” or (4) at the request of a third party who has taken steps reasonably calculated to effect a “change in control” or otherwise arose in connection with or anticipation of a “change in control,” which we refer to as a “pre-change in control termination,” then, in each case, the named executive officer shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;

•	a severance payment equal to three times the sum of: (x) the named executive officer’s base salary at termination, (y) his regular target bonus, assuming achievement of 100% of all targets under our executive bonus plan in effect for the fiscal year in which termination occurs, and (z) either (A) the average of the fair market value, measured as of the grant date, of the long-term incentive awards we have granted to or agreed to grant to (if such grant has not yet been made) the named executive officer during the fiscal year during which the termination occurs and the fiscal year immediately preceding the year during which the termination occurs, or (B) if we have not agreed to grant a long-term incentive award to the executive officer during the fiscal year during which the termination occurs, then the average fair market value, measured as of the grant date of the long-term incentive awards we have granted to the named executive officer during the two fiscal years immediately preceding the year during which the termination occurs; and

•	continuation of medical, dental, disability, life insurance and other employee welfare benefits then provided to our senior executives for a period of three years following the date of termination, or if the named executive officer is ineligible for such benefits, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage.

Additionally, all non-vested and/or unearned bonus and long-term incentive awards previously granted to the executive officer, including but not limited to restricted shares, deferred share awards, and share options shall earn and fully vest and become non-forfeitable.

In the event that any amount or benefit paid under an employment agreement for one of the named executive officers, as a result of any change in ownership of us is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will be required to “gross-up” the severance payment to cover the excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.

If the named executive officer’s employment is terminated on account of death or “disability,” the named executive officer or his estate or designated beneficiaries shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;

•	a severance payment equal to one times the named executive officer’s base salary at termination;

•	all non-vested bonus and long-term incentive awards previously granted to the named executive officer, including but not limited to restricted shares, deferred share awards and share options, shall earn and fully vest and become non-forfeitable;

•	a pro rata portion of the bonuses he would have received under our executive bonus plan in effect at the time of his termination has he remained employed by us for the full fiscal year in which his termination occurs;

•	a pro rata portion of any payment he would have received or award that would have vested under any performance-based long-term incentive award or program has he remained employed by us for the full performance period or periods in which his termination occurs; and

•	continuation of group health plan then provided to senior executives for a period of two years following the date of termination, or if the named executive officer is ineligible for such group health plan, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage .

If the named executive officer’s employment is terminated by us for “cause” or by the named executive officer without “good reason,” the named executive officer shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination; and

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan.

With the exception of E. Robert Roskind’s employment agreement, the employment agreements with the named executive officers provide that the named executive officer will serve us faithfully and to the best of his ability and will devote substantially all of his business time, energy, experience and talents to our business and the business of our affiliates. This restriction does not prevent the named executive officer from managing his personal or family investments, or serving on civic or charitable boards or committees, so long as any such activities do not interfere with the performance of the named executive officer’s responsibilities as one of our employees. Mr. Roskind’s employment agreement permits Mr. Roskind to spend approximately one third of his business time on the affairs of The LCP Group L.P. and its affiliates; however, Mr. Roskind must prioritize his business time to address our needs ahead of The LCP Group L.P.

Review and Analysis of the Need for Termination and Change-in-Control Arrangements.  The initial three year term of each of our executive officer’s employment agreement expires on May 4, 2009. Each employment agreement is automatically renewed for successive one year periods unless notice of non-renewal is given at least 180 days prior to the expiration of the then term. Prior to the date that notice of non-renewal must be given, our Compensation Committee intends to analyze and reassess all of the termination and change-in-control arrangements to determine whether they are necessary and appropriate at such time and considering each executive officer’s circumstances.

Termination Scenario Tables

The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2007 under each of the circumstances listed above and on the assumptions listed in the footnotes below. As of December 31, 2007, the performance thresholds under the 2007 Outperformance Program would not have been met and none of the executive officers would have been entitled to any benefits under such program. Continuation of benefits, which may be paid monthly if the named executive officer is eligible for continued coverage under such plans, are assumed to be paid by a lump-sum payment at termination.

	Without Cause or	Upon a Change in		W/Cause or w/o Good
T. Wilson Eglin	with Good Reason	Control	Death or Disability	Reason

Base salary portion of severance payment(1)	$1,650,000	$1,650,000	$550,000	—
Bonus portion of severance payment(2)	1,650,000	1,650,000	—	—
Long-term incentive portion of severance payment(3)	1,461,132	1,461,132	—	—
Welfare benefits	57,624	57,624	—	—
Group health care benefits	—	—	26,460	—
Value of accelerated equity awards(4)	2,152,487	2,152,487	2,152,487	—
Excise Tax Gross Up	—	2,917,394	—	—

Total Payments and Benefits	$6,971,243	$9,888,637	$2,728,947	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which is currently, and at December 31, 2007 was, $550,000.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $574,999 and $399,089.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 29,660 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 24,884 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 18,190 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (iv) 45,249 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met; and (v) 30,056 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met. Excludes 16,016 common shares granted on January 31, 2003, which vested on January 1, 2008 and which are included in the Outstanding Equity Awards at Fiscal Year End table above.

				W/Cause or w/o
	Without Cause or	Upon a Change in		Good
Patrick Carroll	with Good Reason	Control	Death or Disability	Reason

Base salary portion of severance payment(1)	$1,125,000	$1,125,000	$375,000	—
Bonus portion of severance payment(2)	1,125,000	1,125,000	—	—
Long-term incentive portion of severance payment(3)	1,049,465	1,049,465	—	—
Welfare benefits	55,818	55,818	—	—
Group health care benefits	—	—	26,460	—
Value of accelerated equity awards(4)	1,240,931	1,240,931	1,240,931	—
Excise Tax Gross Up	—	1,832,520	—	—

Total Payments and Benefits	$4,596,214	$6,428,734	$1,642,391	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which was increased to $375,000 on January 8, 2008, effective as of January 1, 2008. The base salary and bonus portions reflect this increase.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $549,990 and $149,653.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 28,370 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 17,027 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 6,821 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (iv) 18,100 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met; and (v) 15,028 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met. Excludes 8,008 common shares granted on January 31, 2003, which vested on January 1, 2008 and which are included in the Outstanding Equity Awards at Fiscal Year End table above.

	With Cause or	Upon a Change in		W/ Cause or w/o
E. Robert Roskind	with Good Reason	Control	Death or Disability	Good Reason

Base salary portion of severance payment(1)	$1,350,000	$1,350,000	$450,000	—
Bonus portion of severance payment(2)	1,350,000	1,350,000	—	—
Long-term incentive portion of severance payment(3)	789,801	789,801	—	—
Welfare benefits	47,655	47,655	—	—
Group health care benefits	—	—	18,218	—
Value of accelerated equity awards(4)	1,049,221	1,049,221	1,049,221	—
Excise Tax Gross Up	—	2,177,788	—	—

Total Payments and Benefits	$4,586,677	$6,764,465	$1,517,439	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which is currently, and at December 31, 2007 was, $450,000.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $326,990 and $199,544.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 16,867 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 23,575 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; and (iv) 22,624 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met.

	With Cause or with	Upon a Change in	Death or	W/ Cause or w/o
Richard J. Rouse	Good Reason	Control	Disability	Good Reason

Base salary portion of severance payment(1)	$1,425,000	$1,425,000	$475,000	—
Bonus portion of severance payment(2)	1,425,000	1,425,000	—	—
Long-term incentive portion of severance payment(3)	929,298	929,298	—	—
Welfare benefits	49,500	49,500	—	—
Group health care benefits	—	—	18,218	—
Value of accelerated equity awards(4)	1,555,984	1,555,984	1,555,984	—
Excise Tax Gross Up	—	2,607,085	—	—

Total Payments and Benefits	$5,384,782	$7,991,867	$2,049,202	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which is currently, and at December 31, 2007 was, $475,000.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $419,988 and $199,544.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 21,664 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 23,575 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (iv) 22,624 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met; and (v) 30,056 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met. Excludes 16,016 common shares granted on January 31, 2003, which vested on January 1, 2008 and which are included in the Outstanding Equity Awards at Fiscal Year End table above.

Director Compensation

None of our officers receive or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our trustees received the following aggregate amounts of compensation for the year ended December 31, 2007.

					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	paid in	Share	Option	Incentive Plan	Deferred	All Other
Name and	cash ($)	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	(1)	($)(2)	($)	($)	Earnings ($)	($)	($)

Clifford Broser	7,500	92,075	—	—	—	—	99,575
Geoffrey Dohrmann	23,000	108,990	—	—	—	—	131,990
Carl D. Glickman	12,000	122,990	—	—	—	—	134,990
James Grosfeld	12,500	104,990	—	—	—	—	117,490
Harold First(2)	4,500	—	—	—	—	—	4,500
Richard Frary	13,000	103,075	—	—	—	—	116,075
Kevin W. Lynch	24,000	116,490	—	—	—	—	140,490

(1)	Prior to April 2007, all of our trustees had elected to receive 100% of their fees in common shares pursuant to our 1994 Director Share Plan, which provides for a 5% discount. Due to the elimination of the 5% discount from our dividend reinvestment plan, all of our trustees elected to receive future fees in cash.

(2)	Trustees are granted 2,500 shares upon joining our Board of Trustees and receive annual share grants of 3,000 shares which are paid in arrears. These share grants are fully-vested and are eligible to receive dividends from the date of grant. The initial share grant for Harold First was awarded in 2008.

The Compensation Committee retained FPL, an independent compensation consultant, to perform an analysis of our Board compensation practices and those of our “peers” and make recommendations with respect to our Board compensation practices.

After reviewing the analysis and recommendations of FPL and receiving input from our Chief Executive Officer, the Compensation Committee adopted a compensation arrangement for our trustees, which was effective as of January 1, 2008 and supersedes the compensation arrangement with respect to the Board that was in effect immediately prior to this date. Compensation for the Board is composed of retainer fees, meeting fees, and equity awards, as follows.

Compensation Component	2008 Compensation

RETAINERS
Lead Independent Trustee	$20,000
Annual Member Retainer	$30,000
Audit Chairperson Retainer	$17,500
Compensation Chairperson Retainer	$10,000
Nominating & Corp. Gov. Committee Chairperson Retainer	$10,000
MEETING FEES:
In-Person Board Meeting Fees	$1,500
Telephonic Board Meeting Fees	$1,500
In Person Committee Meeting Fees	$1,000
Telephonic Committee Meeting Fees	$1,000
EQUITY AWARD:
Initial Equity Award	$45,000
Annual Equity Award	$45,000 (pro rated for partial years	)

The 2008 compensation arrangement is substantially similar to the 2007 compensation arrangement, with the exception of the equity awards, which were previously a pre-determined number of common shares. The initial equity award will be based on the closing price of our common shares on the date the trustee is appointed to our Board. The annual equity award will be based on the most recently completed year-end closing price of our common shares.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees will make a decision with respect to the engagement of an independent registered public accounting firm for the year ending December 31, 2008 at a meeting of the full Board of Trustees, which is expected to take place during our second fiscal quarter. KPMG LLP and its predecessors have been our independent registered public accounting firm since 1993.

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

KPMG LLP was engaged to perform the annual audit of our consolidated financial statements for the calendar year ended December 31, 2007. There are no affiliations between us and KPMG LLP’s partners, associates or employees, other than as pertaining to KPMG LLP’s engagement as our independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for each of 2007 and 2006, and fees billed for other services rendered by KPMG LLP.

	2007		2006

Audit fees	$2,028,308		$1,430,000
Audit — related fees	905,896	(1)	662,913	(2)

Total audit and audit related fees	2,934,204		2,092,913
Tax fees(3)	161,650		345,600
All other fees	25,721	(4)	96,626	(5)

Total fees	$3,121,575		$2,535,139

(1)	2007 audit — related fees include services rendered relating to review of registration statements, issuance of consents and comfort letters, audits of the MLP and joint ventures and work related to LSAC’s initial public offering.

(2)	2006 audit — related fees include services rendered relating to review of registration statements, issuance of consents and comfort letters and audits of joint ventures.

(3)	Tax fees consisted of fees for tax compliance and preparation services for us and LSAC.

(4)	Relates to tax due diligence fees on earnings and profit treatment and built-in gains, a licensing fee paid by the Company to KPMG for accounting research software and a CPE seminar.

(5)	Relates to tax due diligence fees on merger with Newkirk and a licensing fee paid by the Company to KPMG for accounting research software.

The Audit Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. The percentage of services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” that were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of the Exchange Act (relating to the approval of non-audit services after the fact but before completion of the audit) was 0%.

The Audit Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm, and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit-related services and tax services are pre-approved by the Audit Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Trustees recommends that Shareholders vote FOR Proposal No. 2.

OTHER MATTERS

The Board of Trustees is not aware of any business to come before the Annual Meeting other than the election of trustees and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. However, if any other matters should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the Internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	Please	☐
Mark Here for Address
Change or Comments

SEE REVERSE SIDE
ITEM 1. ELECTION OF TRUSTEES

Nominees:		WITHHOLD
	FOR ALL	FOR ALL
(except as indicated
to the contrary below)
01 E. Robert Roskind 02 Richard J. Rouse	☐	☐
03 T. Wilson Eglin
04 Clifford Broser
05 Geoffrey Dohrmann
06 Harold First
07 Richard Frary
08 Carl D. Glickman
09 James Grosfeld
10 Kevin W. Lynch

For all, except for the nominees you list below: (write that nominee’s name in the space provided below.)

ITEM 2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

ITEM 3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2008 ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEROF.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

Signature:	Signature:	Date:

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH
ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone proxy authorization is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/Ixp		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have our proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To authorize your proxy to vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-
paid envelope.
Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/sharehowner/isd where step-by step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement on the Internet at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103128&GKP=202728.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF
LEXINGTON REALTY TRUST
     The undersigned shareholder of Lexington Realty Trust hereby appoints Patrick Carroll and Paul R. Wood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lexington Realty Trust which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2008 Annual Meeting of Shareholders of the Trust to be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 at 10:00 a.m. Eastern time on Tuesday, May 20, 2008, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
(Continued and to be marked, dated and signed, on the other side)
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2008 — The proxy statement and the Annual Report to Shareholders are available at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103128&GKP=202728.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE
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